EXHIBIT 2.1





                           DATED 23 October 2007







                                UMBRO PLC

                             NIKE VAPOR LTD.

                                   and


                               NIKE, INC.






                       IMPLEMENTATION AGREEMENT




















                          Baker & McKenzie LLP

                                London
                           Ref: TAS/REA/STC



                               CONTENTS

Clause                                                            Page

1.    Definitions and Interpretation                                 1
2.    Implementation of the acquisition                              8
3.    Obligations of Nike Vapor and Umbro                           10
4.    Publication of the Acquisition Document                       14
5.    Recommendation                                                15
6.    Competing Proposals                                           16
7.    Conduct of Business Pending Completion of the Acquisition     17
8.    Employee Compensation and Benefits                            19
9.    Inducement Fee                                                21
10.   Termination                                                   22
11.   Confirmations                                                 23
12.   Announcement                                                  23
13.   Further Announcements                                         23
14.   Confidentiality                                               24
15.   Counterparts                                                  24
16.   Variation, Waiver and Consent                                 24
17.   Rights and remedies cumulative                                24
18.   Entire Agreement                                              24
19.   Notices                                                       25
20.   Severability                                                  26
21.   Costs                                                         26
22.   Contracts (Rights of Third Parties) Act 1999                  26
23.   Time of the Essence                                           27
24.   Assignment                                                    27
25.   Disputes                                                      27

Schedule

SCHEDULE 1
Form of Press Announcement                                          28
SCHEDULE 2
Indicative Timetable                                                29
SCHEDULE 3
Form of General Meeting Resolutions                                 30
SCHEDULE 4
The Resolutions                                                     33
APPENDIX 1
Amounts to be Paid Out under the Umbro Long Term
  Incentive Plan 2004                                               34














THIS IMPLEMENTATION AGREEMENT is made on 23 October 2007

BETWEEN:

(1) UMBRO PLC, company incorporated in England and Wales with registered number 3674789, whose registered office is at Umbro House, Lakeside, Cheadle, Cheshire SK8 3GQ (?Umbro?);

(2) NIKE VAPOR LTD, company incorporated in England and Wales with registered number 6403083, whose registered office is at 1 Victory Way, Doxford International Business Park, Sunderland, Tyne & Wear, SR3 3XP (?Nike Vapor?); and

(3) NIKE, INC., an Oregon corporation, whose address of principal executive offices is at One Bowerman Drive, Beaverton, Oregon 97005-6453 (?Nike?).

RECITALS:

(A) Nike Vapor proposes to announce a firm intention to make a recommended cash offer for the entire issued and to be issued share capital of Umbro pursuant to Rule 2.5 of the Takeover Code.

(B) Nike Vapor, a wholly-owned subsidiary of Nike, was formed for the purpose of effecting the Acquisition, which will be implemented by means of a scheme of arrangement under section 425 of the Companies Act 1985 to be proposed by Umbro to its shareholders.

(C) Nike Vapor reserves the right, as set out in this Agreement and the Press Announcement, to elect to implement the Acquisition by way of a Takeover Offer (as such term is defined in section 974 of the Companies Act 2006) for the entire issued and to be issued share capital of Umbro (the ?Takeover Offer?) rather than by way of a scheme of arrangement under section 425 of the Companies Act 1985.

(D) The Acquisition will be made on or substantially on the terms and subject to the conditions (i) set out in the Press Announcement and in this Agreement; and (ii) to be set out in the Scheme Circular (or, if relevant, the Offer Document).

(E) The parties wish to enter into this Agreement to set out certain mutual commitments to implement the Acquisition (including the Scheme and, if relevant, the Takeover Offer) and certain matters relating to the conduct of the Umbro Group business pending the Acquisition Effective Date.

IT IS AGREED as follows:


1.   DEFINITIONS AND INTERPRETATION

1.1  Defined Terms

     In this agreement, the following words and expressions shall have the following meaning (including in the introductory provisions):

?Acquisition?                    means the proposed acquisition by Nike of
                                 the entire issued and to be issued ordinary share capital of Umbro substantially on the terms and conditions set out in the Press
                                 Announcement or, should Nike so elect in accordance with Clause 3.5 of this Agreement, by way of a Takeover Offer;

?Acquisition Document?           means (i) if the Scheme is (or is to be)
                                 implemented, the Scheme Circular; or (ii) if the Takeover Offer is (or is to be) implemented, the Offer Document;

?Acquisition Effective Date?     means the date upon which (i) the Scheme
                                 becomes effective in accordance with its terms; or (ii) if Nike Vapor elects to implement the Acquisition by way of a Takeover Offer, the date that the Takeover
                                 Offer becomes or is declared unconditional in all respects;

?Anti-trust Authority?           means any anti-trust or competition
                                 Regulatory Authority;

?Anti-trust Clearances?          means any Clearances required by any Anti-
                                 trust Authority;

?Board? means the board of directors of Umbro from time to time;

?Business Day?                   means any day, other than a Saturday or
                                 Sunday or a public holiday in the UK;

?Clearances?                     means all authorisations, orders,
                                 recognitions, grants, consents, licenses, confirmations, certificates, clearances, permissions and approvals as are deemed by Nike Vapor to be necessary or appropriate, and all findings and waiting periods as are necessary or appropriate, from or under the laws, regulations or practices applied by any Relevant Authority in connection with the implementation of, in each case to the extent relevant, the Acquisition, the Scheme or the Takeover Offer (including, but not limited to the Conditions), and references to ?Clearances? and ?being satisfied? shall be construed as meaning that the foregoing have been obtained on terms and in a form reasonably satisfactory to Nike Vapor or, where appropriate, waived or expired;

?Companies Act 1985?             means the Companies Act 1985 (as amended);

?Companies Act 2006?             means the Companies Act 2006 (as amended);

?Competing Proposal?             means (i) any bona fide proposal by a third
                                 party which is not acting in concert (as defined in the Takeover Code) with Nike
                                 Vapor to announce or implement an offer, scheme of arrangement, merger or business combination, or similar transaction, the purpose of which is to enable that third party (or any other person not being Nike
                                 Vapor or any member of its Group and/or any person acting in concert with Nike Vapor) to acquire a majority of the entire issued and to be issued share capital of Umbro, or as the case may be any announcement thereof; or
                                 (ii) any transaction that constitutes a
                                 Class 1 disposal for Umbro for the purposes of the Listing Rules, and, for these purposes, ?proposed? shall include an approach with a view to making a proposal with regard to the same;

?Completion?                     means the completion of the Acquisition upon
                                 the registration of the Court Orders or, if Nike elects to effect the Acquisition by way of a Takeover Offer, upon the Takeover Offer becoming unconditional in all respects;

?Conditions?                     means (i) if the Acquisition is being
                                 implemented by the Scheme, the conditions comprising the Scheme Conditions; or (ii) if the Acquisition is being implemented by way of the Takeover Offer, the conditions comprising the Takeover Offer Conditions;

?Court? means the High Court of Justice in England and Wales;

?Court Hearings?                 means the hearings by the Court of the
                                 application (i) to sanction the Scheme; and
                                 (ii) to confirm the Umbro Capital Reduction
                                 (and to grant the Court Order);

?Court Meeting?                  means the meeting of holders of Scheme
                                 Shares (and any adjournment thereof) to be convened by order of the Court pursuant to section 425 of the Companies Act 1985 to consider and vote on the Scheme (with or without amendment) and, if required, any meeting held as a result of an adjournment by Umbro or a reconvening by the Court thereof in accordance with this Agreement;

?Court Orders?                   means the orders of the Court sanctioning
                                 the Scheme under section 425 of the
                                 Companies Act 1985 and confirming the Umbro
                                 Capital Reduction under section 137 of the Companies Act 1985, and ?Court Order? means either one of them;

?Day 60? means the final date set by the Panel, in accordance with the Takeover Code as ?Day 60? in connection with the Acquisition to the extent it is implemented by way of a Takeover Offer;

?Day 81? means the final date set by the Panel, in accordance with the Takeover Code as ?Day 81? in connection with the Acquisition to the extent it is implemented by way of a Takeover Offer;

?Directors?                      means the directors of Umbro from time-to-
                                 time;

?Exchange Act?                   means the United States Securities Exchange
                                 Act of 1934 (as amended) and the rules and regulations promulgated thereunder;

?Excluded Shares?                means any Umbro Shares beneficially owed by
                                 any member of the Nike Group or any Umbro
                                 Shares held in treasury by Umbro;

?First Court Hearing Date?       means the date of the hearing by the Court
                                 to sanction the Scheme;

?FSMA?                           means the Financial Services and Markets Act
                                 2000 (as amended);

?General Meeting?                means the extraordinary general meeting of
                                 Umbro shareholders (including any
                                 adjournment thereof) to be convened to
                                 consider and, if thought fit, to approve certain resolutions as set out in Schedule 3 in relation to the Scheme and, if relevant, the Acquisition (with or without amendments);

?Group? means, in relation to any person, that person and any companies which are holding companies, subsidiaries or subsidiary undertakings of it or of any such holding company;

?Inducement Fee?                 has the meaning given in clause 9;

?Listing Rules?                  means the rules and regulations made by the
                                 Financial Services Authority in its capacity as the UK Listing Authority under the FSMA, and contained in the UK Listing Authority?s publication of the same name, as amended from time to time;

?Meetings?                       means the Court Meeting and the General
                                 Meeting;

?Offer Document?                 means, if following the date of this
                                 Agreement Nike Vapor elects to implement the Acquisition by way of a Takeover Offer in accordance with clause 3.5, the document to be posted to Umbro Shareholders and others pursuant to which the Takeover Offer is made by Nike Vapor (or such other entity as it may elect) containing, amongst other things, the Takeover Offer Conditions and certain information about Nike Vapor and Umbro and, where the context so permits, including any form of acceptance, election, notice or other document required in connection with the Takeover Offer;

?Official List?                  means the official list of the UK Listing
                                 Authority;

?Panel?                          means the Panel on Takeovers and Mergers;

?Part VI Rules?                  means any of the Listing Rules, Disclosure
                                 Rules and Transparency Rules or Prospectus
                                 Rules made by the UK Financial Services
                                 Authority in exercise of its functions as competent authority pursuant to Part VI of FSMA;

?Press Announcement?             means the draft press announcement set out
                                 in Schedule 1;

?Registrar?                      means the Registrar of Companies for England
                                 and Wales;

?Relevant Authority?             means any central bank, ministry,
                                 governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory, administrative or investigative body or authority (including any national or supranational antitrust, competition or merger control authority or similar authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), government department, private body exercising any regulatory, taxing, importing or other authority, court, agency (including trade agency), association, institution or professional or environmental body or
                                 (without prejudice to the generality of the foregoing) any other person or body whatsoever in any jurisdiction;

?Remuneration Committee?         means the duly constituted remuneration
                                 committee of the Board;

?Representatives?                means in relation to a party, the directors,
                                 officers, employees and consultants of, and individuals seconded to work for it or other companies within its Group;

?Resolutions?                    means the resolutions of the Remuneration
                                 Committee set out in Schedule 4;

?Retention Plan?                 shall have the meaning given to that term in
                                 clause 8.5;

?Scheme? means the scheme of arrangement proposed to be made under section 425 of the Companies Act 1985 between Umbro and the holders of the Scheme Shares in connection with the Acquisition with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Umbro and Nike Vapor;

?Scheme Circular?                means, if the Acquisition is implemented by
                                 way of the Scheme, the document to be
                                 dispatched to Umbro Shareholders and others by Umbro containing, amongst other things, the Scheme Conditions and other relevant terms and conditions, a description of the Scheme, certain information about Nike Vapor and Umbro and the notices of the Meetings and, where the context so permits, includes any form of proxy, election, notice, court document, meeting advertisement or other document required in connection with the Scheme;

?Scheme Conditions?              means the conditions to the implementation
                                 of the Acquisition (including the Scheme) as set out in Appendix I of the Press
                                 Announcement (subject to any changes agreed between the parties) which shall, pursuant to clause 4.1(a), be incorporated into the Scheme Circular;

?Scheme Shareholders?            means the holders of the Scheme Shares;

?Scheme Shares?                  shall have the meaning given to that term in
                                 the Press Announcement;

?Scheme Voting Record Time?      means 6.00 p.m. on the day which is two days
                                 before the date of the Court Meeting or, if such Court Meeting is adjourned, 6.00 p.m.
                                 on the second day before the day of such adjourned meeting;

?Second Court Hearing Date?      means the date of the hearing by the Court
                                 to confirm the Umbro Capital Reduction;

?Superior Proposal?              means a bona fide Competing Proposal which
                                 the Directors consider, acting in good faith and after consultation with their legal and financial advisers, is able to be announced pursuant to its terms taking into account all financial, regulatory and other aspects of the proposal (including the ability of the proposing party to consummate the transactions contemplated by such proposal) and which, if consummated, would be superior to the Acquisition to Umbro Shareholders, and which the Directors are, therefore, minded to recommend;

?Takeover Code?                  means the City Code on Takeovers and Mergers
                                 as amended and enforced from time-to-time;

?Takeover Offer?                 has the meaning given to it in Recital (C);

?Takeover Offer Conditions?      means the Scheme Conditions subject to the
                                 deletion of the Conditions set out in
                                 paragraphs 1 and 2 of Appendix I of the
                                 Press Announcement and their replacement with the condition that the Takeover Offer be subject to an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as Nike Vapor may decide) of: (i) the shares to which such offer relates; and (ii) the voting rights normally exercisable at a general meeting of Umbro, including, for this purpose, any such voting rights attaching to Umbro Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise;

?Target Hearing Time?            has the meaning in clause 2.1;

?Timetable?                      means (i) in relation to the implementation
                                 of the Acquisition by way of the Scheme, the indicative timetable for the Acquisition set out in Schedule 2; and (ii) in relation to the implementation of the Acquisition by way of the Takeover Offer, such indicative timetable (which complies with the requirements of the Takeover Code) as may be notified in writing by Nike Vapor to Umbro as soon as reasonably practical following
                                 Nike Vapor making a valid election in
                                 accordance with clause 3.5;

?UK Listing Authority?           means the UK Financial Services Authority
                                 acting in its capacity as the competent
                                 authority for listing in the United Kingdom for the purposes of Part VI of FSMA;

?Umbro Capital Reduction?        means the reduction of share capital of
                                 Umbro associated with the cancellation and extinguishing of the Umbro Shares provided for by the Scheme under section 135 of the Companies Act 1985;

?Umbro Executive Bonus Scheme?   means any scheme, policy, arrangement,
                                 custom, practice or contractual provision, other than the Retention Plan, pursuant to which any employee of any member of the Umbro Group has been or may be paid a bonus payment of any kind;

?Umbro Group?                    means the wider Umbro group including the
                                 subsidiary undertakings and associated
                                 undertakings of Umbro and any other body corporate, partnership, joint venture or person in which Umbro and such undertakings
                                 (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent;

?Umbro LTIP?                     means the Umbro Long Term Incentive Plan
                                 2004;

?Umbro SAYE Scheme?              means the Umbro Approved Save As You Earn

                                 Share Option Scheme 2004;

?Umbro Share Schemes?            means the Umbro SAYE Scheme and the Umbro
                                 LTIP;

?Umbro Shareholders?             means the holders of Umbro Shares;

?Umbro Shares?                   means the ordinary shares of 1 pence each in
                                 the capital of Umbro;

?Umbro?s Financial Adviser?      means JPMorgan Cazenove Limited; and

?VAT? means value added tax as provided for in the Value Added Tax Act 1994 and/or in Directive 2006/112/EEC and legislation supplemental thereto and any other legislation, regulation or other provision amending or replacing the provisions thereof from time to time.

1.2    Statutory provisions

All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any party to another under this Agreement.
1.3    Holding company and subsidiary

A company or other entity shall be a ?holding company? for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 736 and 736A UK Companies Act 1985 or the meaning attributed to the term ?parent undertaking? in section 258 UK Companies Act 1985, and a company or other entity shall be a ?subsidiary? for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 736 and 736A UK Companies Act 1985 or the meaning attributed to the term ?subsidiary undertaking? in section 258 UK Companies Act 1985, and the terms ?subsidiaries? and ?holding companies? are to be construed accordingly.

1.4    Agreed form

Any reference to a document in the ?agreed form? is to the form of the relevant document in the terms agreed between Nike Vapor and Umbro prior to the execution of this Agreement and signed or initialled for identification purposes only by or on behalf of Nike Vapor and Umbro (in each case with such amendments as may be agreed by or on behalf of Nike Vapor and Umbro).

1.5    Recitals, schedules, etc.

References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.

1.6    Meaning of references

Save where specifically required or indicated otherwise:

(a) words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b) references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c) references to the word ?include? or ?including? (or any similar term) are not to be construed as implying any limitation and general words introduced by the word ?other? (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d) references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e) any reference to ?writing? or ?written? includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail; and

(f) references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.7    Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

2.    IMPLEMENTATION OF THE ACQUISITION

2.1 Subject to the terms of this Agreement and subject to any extension in time or termination of this process which may occur in compliance with the terms of this Agreement, each party undertakes (and, to the extent appropriate, each party undertakes to procure that the other members of its Group undertake) to implement the Acquisition in accordance with, and subject to, the Conditions and, so far as possible, the Timetable with the overall intention that all Conditions (other than the sanction of the Court) are satisfied prior to the date on which the First Court Hearing is scheduled to occur in accordance with the Timetable (the ?Target Hearing Time?). To this end, the parties will procure the release of the Press Announcement on or about 7am on the date hereof or such other time and date as may be agreed by the parties.

2.2 The terms of the Acquisition shall be the terms set out or referred to in the Press Announcement, together with such other terms as required by law or regulation and such other terms or other modifications as Nike Vapor and Umbro may agree in writing. The terms of the Acquisition at the date of posting of the Scheme Document as so agreed shall be set out in the Scheme Document. The only conditions to the Acquisition and the Scheme and, if appropriate, the Takeover Offer shall be the Conditions. Subject to the terms of this Agreement, and until this Agreement is terminated in accordance with its terms, each party shall use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as practical, save that nothing in this Agreement shall oblige Nike Vapor to waive any of the Conditions or treat them as satisfied.

2.3 Each of Nike Vapor and Umbro undertakes to the other (to the extent that such steps have not already been taken prior to the date hereof):

(a) to make, as promptly as reasonably practical, such filings with all appropriate Relevant Authorities, jointly or separately, as are required in connection with the Conditions;

(b) to provide as promptly as practical, in consultation with the other party, such information as maybe reasonably necessary for the purposes of the filings referred to in clause 2.3(a) or as may be reasonably requested by a Relevant Authority;

(c) to promptly notify the other party and provide copies of any material communications with a Relevant Authority in connection with the satisfaction of the Conditions and the implementation of the Acquisition, save in respect of any information the circulation of which would adversely affect its own legitimate business interest; and

(d) if necessary, to negotiate jointly with any Relevant Authority, to offer any reasonable commitments or undertakings to any Relevant Authority to remedy that Relevant Authority?s concerns, if any, with a view to obtaining from that Relevant Authority a decision approving the Acquisition, and to accept all reasonable conditions, obligations or other requirements imposed in any decision approving the Acquisition by any Relevant Authority (whether or not the consent of that Relevant Authority is required to satisfy the Conditions), unless such negotiation, offer or acceptance would in the reasonable opinion of one of the parties adversely affect that party?s legitimate business interests.

2.4 Each party undertakes to keep the other informed reasonably promptly of developments which are material or potentially material to obtaining Clearances by the Target Hearing Time (if relevant) and the Acquisition Effective Date, as set out in the Timetable or which are otherwise likely materially to affect the implementation of the Acquisition. Umbro shall be entitled to review any relevant application for Clearance before it is submitted, and to have its reasonable comments taken into account (provided that such comments are given as soon as reasonably possible following its receipt of the relevant draft application, and in any event, within 48 hours following such receipt, unless the information contained in the relevant application is reasonably considered by Nike to be competitively sensitive.

2.5   Nike Vapor and Umbro agree as follows:

(a) Nike Vapor and Umbro undertake to consult with the Panel where such consultation is required for the implementation of the Acquisition;

(b) Nike Vapor agrees that it shall not be entitled to invoke any Condition so as to cause the Scheme to lapse or be withdrawn where such invocation is prohibited by the Panel under Rule 13 of the Takeover Code;

(c) Nike Vapor undertakes to confirm to Umbro prior to the First Court Hearing that it has waived or treated as satisfied or, to the extent permitted under the Takeover Code and clause 2.5(b), invoked or treated as incapable of satisfaction each Condition, except if it is aware of any fact, matter or circumstance indicating that any of the Conditions may be invoked (whether or not such invocation would be permitted by the Panel under Rule 13 of the Takeover Code), in which case Nike Vapor and Umbro shall use their reasonable endeavours to procure that the First Court Hearing and, if reasonably considered necessary, the Second Court Hearing are postponed for such period as Nike Vapor may reasonably request to allow for the investigation of such fact, matter or circumstance (and/or, if applicable, receipt of a relevant Clearance). Following the conclusion of such investigation (and/or receipt of such Clearance), Nike Vapor shall either confirm that the relevant Condition has been satisfied or waived or, if permitted by the Takeover Panel, invoke the relevant Condition; and

(d) the obligations of each of the parties to implement the Scheme (or where applicable the Takeover Offer) is subject to the satisfaction or, where permissible, waiver of the Conditions (however Nike Vapor?s obligation to implement the Scheme (or where applicable the Takeover Offer) does not oblige Nike Vapor to waive any Condition except as provided in clause 2.5(c)). Umbro agrees that it shall only file the relevant Court Order with the Registrar if all of the Conditions are satisfied or, where permissible or required pursuant to this Agreement, waived by Nike Vapor prior to the grant of the relevant Court Order.

3.    OBLIGATIONS OF NIKE VAPOR AND UMBRO

Steps required to implement the Acquisition

3.1 Subject to clause 4, each of Nike Vapor and Umbro shall, as promptly and reasonably practical, prepare and, subject to the approval of the Panel, the UK Listing Authority and the Court, as appropriate, publish and circulate in the manner approved by the Panel, the UK Listing Authority and/or the Court, as appropriate:

(a)   the Acquisition Document;

(b) such other information, circulars, forms, notices or announcements (as the case may be), as it may be required by the Takeover Code, the Panel, the Companies Act 1985, the Companies Act 2006, the Listing Rules, the Exchange Act, the FSMA or any other applicable laws or regulations; and

(c) such information, circulars, forms, notices or announcements (as the case may be) as Nike Vapor and Umbro should agree in writing.

3.2 Nike Vapor and Nike undertake to provide all reasonable assistance to Umbro in relation to the steps to be undertaken by Umbro under clause 2.1 and the preparation of the underlying documentation, including (without limitation), access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

Further steps required to implement the Scheme

3.3 If, and for so long as, the Acquisition is being implemented by way of the Scheme, without prejudice to the generality of clause 2.1, Umbro shall (and shall procure that the relevant member of the Umbro Group shall):

(a) consult with and obtain Nike Vapor?s approval (not to be unreasonably withheld or delayed) prior to appointing counsel for the purposes of the Scheme (including the Court Hearing(s));

(b) as soon as reasonably practical following completion of the preparation of the Acquisition Document, apply to the Court, for leave to convene the Court Meeting and file such documents as may be necessary in connection therewith;

(c) subject to the terms of clause 4, finalise and (where required) settle with the Court the Acquisition Document, all necessary advertisements and forms of proxy and election and (insofar as required) seek the approval of the UK Listing Authority and the Panel in relation to such documents;

(d) save as required by law, the Panel or the FSA, Umbro shall not seek to amend;

     (i)   the Scheme; or
     (ii) the Resolutions or the resolutions to be proposed at the Court Meeting in the form set out in the Scheme Document,

after despatch of the Scheme Document without the consent of Nike Vapor provided that nothing in this clause shall prevent Umbro amending the Scheme so as to give effect to a Competing Proposal if the Inducement Fee has been paid;

(e) upon (i) the Court making the order necessary for the purpose of convening the Court Meeting; (ii) any necessary advertisements, the Acquisition Document and forms of proxy and election being settled with the Court; and (iii) such document (insofar as required) being approved by Nike Vapor, the UK Listing Authority and the Panel, Umbro shall, in accordance with the relevant orders of the Court and in accordance with the Timetable (or as otherwise agreed by Nike Vapor and Umbro in writing), publish the requisite advertisements and arrange for the posting of the Acquisition Document and such other information as the Court may approve and/or direct from time-to-time in connection with the due implementation of the Scheme to the Umbro Shareholders (who are on the register of members of Umbro on a record date to be agreed with the Court) and others entitled to receive the same, and thereafter in a timely manner publish and/or post such other document and information as the Court may approve and/or direct from time-to-time in connection with the due implementation of the Scheme, save as may be required by the Panel and/or the Takeover Code;

(f) not (unless required by the Court) agree to an extension of time or variation or amendment to the Scheme or an amendment, revision, withdrawal or non-enforcement, in whole or in part, of the Scheme without Nike Vapor?s prior written consent;

(g) subject to clause 3.9 and to clause 5.3 convene, hold and transact the relevant business at each of the Meetings at the time and date specified in the Acquisition Document and propose the resolutions set out in the notices of those meetings (as appropriate) without amendment (save for amendments made with Nike Vapor?s prior written consent);

(h) prior to the General Meeting, keep Nike Vapor reasonably informed, as soon as reasonably practicable following each request from Nike Vapor, of the number of proxy votes received in respect of the resolutions to be proposed at the General Meeting and the Court Meeting and of the identity of the relevant Scheme Shareholders;

(i) acknowledge that Nike Vapor may, prior to the General Meeting, appoint a proxy solicitation agent to facilitate proxy voting by the Umbro Shareholders (with Umbro?s prior written content, not to be unreasonably withheld or delayed), provided that this imposes no obligations upon Umbro;

(j) subject to satisfaction or waiver of all Conditions prior to the First Court Hearing Date, following each of the Meetings, and assuming the necessary resolutions are passed by the requisite majorities, as soon as reasonably practical (but in accordance with the Timetable) seek the sanction of the Court to the Scheme at the First Court Hearing Date and the confirmation by the Court of the Umbro Capital Reduction at the Second Court Hearing Date;

(k) subject to applicable confidentiality, legal and regulatory requirements, to cooperate with and provide such details to Nike Vapor in relation to the Umbro Share Schemes as Nike Vapor reasonably requires in order to plan and make proposals to the participants of the Umbro Share Schemes and, if necessary, to communicate with such participants in respect of such proposals;

(l) subject to clause 3.3(j) and clause 5.3, as soon as reasonably practical following the sanction of the Scheme by the Court, to cause an office copy of the Court Order to be filed with and registered by the Registrar;

(m) subject to clause 5.3, as soon as reasonably practical following the confirmation of the Umbro Capital Reduction by the Court, cause an office copy of the Court Order to be filed with and registered by the Registrar;

(n) take steps in consultation with Nike Vapor to ensure that the issue of shares to Nike Vapor in accordance with Scheme is effective at the time that Umbro causes an office copy of the Court Order confirming the Umbro Capital Reduction to be filed with and registered by the Registrar; and

(o) following the filing of the office copy in accordance with clause 3.3(l) and subject to applicable legal and regulatory requirements, apply to the UK Listing Authority to cancel the listing of the Umbro Shares on the Official List and to the London Stock Exchange plc to cancel the admission to trading of the Umbro Shares on the London Stock Exchange plc?s market for listed securities so that Umbro Shares will cease to be listed on the Official List as soon as practicable following the Acquisition Effective Date.

3.4 Subject to the terms and conditions of this Agreement, Nike Vapor shall take all such steps as are reasonably necessary to implement the Scheme, comply with all reasonable procedures and processes imposed by the Court in connection with the Scheme and agrees to be bound by the Court Order, and if required by the Court, shall provide an undertaking to the Court to be so bound by the Scheme including as to the discharge of the consideration due to Umbro Shareholders.

Change to different structure

3.5 Nike Vapor may elect, at any time (at its absolute discretion), by delivering written notice to Umbro to that effect, to implement the Acquisition by way of the Takeover Offer, whether or not the Scheme Circular has been posted, provided that:

(a) the Takeover Offer is implemented in accordance with the Takeover Offer Conditions;

(b)   Nike Vapor consults with Umbro before making that election; and

(c) the Takeover Offer is made on terms that Umbro?s Financial Adviser reasonably considers are financially at least as favourable as the terms of the Scheme.

Umbro shall take all reasonable steps to support the application by Nike Vapor to the Panel for the consent of the Panel to the Acquisition being implemented by way of a Takeover Offer and not by way of the Scheme, subject to (a), (b) and (c).

3.6 If Nike Vapor elects to implement the Acquisition by way of a Takeover Offer (whether pursuant to clause 3.5 or clause 3.7), clauses 3.3 (other than clause 3.3(o)) and 4.2 will not apply, but clause 4.3 will apply, and the other provisions of this Agreement, to the extent applicable to the implementation of the Acquisition by way of a Takeover Offer, will also apply mutatis mutandis to such Takeover Offer.

3.7 In the event that the Scheme is not approved by the Scheme Shareholders at the Court Meeting and/or any or all the resolutions proposed at the General Meeting are not passed, then Nike Vapor shall by delivery of written notice to Umbro within five Business Days of the relevant Meeting(s) be entitled, with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer subject to provisions of clauses 3.5 (a), (b) and (c).
In such circumstances Umbro shall take all reasonable steps to support any application by Nike Vapor to the Panel (before and/or after the Court Meeting and the General Meeting) to waive the requirements of Rule 35 or any other applicable provisions of the Takeover Code affecting such election and for the consent of the Panel to the Acquisition being implemented by way of a Takeover Offer and not by way of the Scheme.

3.8 Other than following the announcement of a Competing Proposal, any election to implement the Acquisition by way of the Takeover Offer after the later to occur of the Scheme being approved by the Scheme Shareholders at the Court Meeting and the passing of all the resolutions to be proposed at the General Meeting, shall be subject to the prior written approval of Umbro (not to be unreasonably withheld or delayed).

Postponement of Meetings and Court Hearings or Day 60 and/or Day 81

3.9   In the event that:

(a) the Acquisition is being implemented by way of the Scheme, Umbro shall, at the request of Nike Vapor, take all necessary actions to adjourn the Court Meeting and the General Meeting to such time and date as Nike Vapor may require (provided that the effect of such adjournment shall not be to cause the Effective Date to be later than the 180 days after the Scheme Circular has been proposed) provided that such adjournment is reasonably considered necessary to implement the Acquisition or avoid the Acquisition lapsing; or

(b) either Nike Vapor or Umbro receive independent legal advice that, as a result of a legal or regulatory requirement or in order not to prejudice the likelihood of the Scheme being sanctioned by the Court (or, if the Acquisition is being implemented by way of a Takeover Offer, all Conditions being satisfied by Day 81), it is necessary or desirable to postpone or adjourn the Court Meeting and/or the General Meeting and/or the First Court Hearing and/or the Second Court Hearing (or, if the Acquisition is being implemented by way of a Takeover Offer, Day 81), including in the event that it is reasonably likely prior to the date on which the Meetings are to be held (including any adjournment or postponement thereof) that the Office of Fair Trading will not prior to such date have published a notice either:

(i)   granting clearance in respect of the Acquisition; or

(ii) confirming that the Acquisition will not be referred to the Competition Commission.

then the parties will together use all reasonable endeavours to postpone and/or adjourn any of such Meetings or the First Court Hearing and/or the Second Court Hearing (or, if the Acquisition is being implemented by way of a Takeover Offer, apply jointly to the Panel for an extension of Day 60 and/or an extension of Day 81), to a date or dates agreed between the parties (and failing such agreement, to the date falling one month after the date for which such Meetings or the Court Hearings were originally convened (or Day 60 and/or Day 81 was scheduled) or, if such day is not a Business Day, the next following Business Day).

General

3.10 Each party shall use its reasonable endeavours to procure that its Representatives shall do all such acts as reasonably necessary to give effect to the terms of this Agreement and the Acquisition.

3.11 For the avoidance of doubt, other than its obligations under clause 3.2, Nike will have no obligations (or be held liable for the performance of such) under this Agreement.

4.    PUBLICATION OF THE ACQUISITION DOCUMENT

4.1   Umbro and Nike Vapor agree:

(a)   that Umbro shall prepare the Scheme Document;

(b) that the Acquisition Document will contain provisions in accordance with the terms and Conditions set out in the Press Announcement (including any modifications thereto agreed between Nike Vapor and Umbro); and

(c) to cooperate and consult with each other in the preparation and the publication of any other document or filing which is required or which Nike Vapor and Umbro (as the case may be) reasonably consider to be necessary or appropriate for the purposes of implementing the Acquisition.

4.2   If Nike Vapor implements the Acquisition by way of the Scheme:

(a) Nike Vapor undertakes to provide Umbro as soon as reasonably practical with all such information about itself and its Group as may reasonably be required for inclusion in the Scheme Circular, and to provide all such other assistance as may reasonably be required in connection with the preparation of the Scheme Circular, including access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers;

(b) Umbro agrees to take Nike Vapor?s reasonable comments on the form and content of the Scheme Circular into account and to afford Nike Vapor sufficient time to consider the Scheme Circular in order to give such comments before the Scheme Circular is posted; and

(c) save as otherwise required under the Takeover Code, Umbro shall not dispatch the Scheme Circular until Nike Vapor has approved it in writing (such approval not to be unreasonably withheld or delayed).

4.3 If Nike Vapor elects to implement the Acquisition by way of the Takeover Offer in accordance with clause 3.5 or clause 3.7:

(a) Umbro undertakes to provide Nike Vapor as soon as reasonably practical with all such information about itself and its Group as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as may reasonably be required in connection with the preparation of the Offer Document, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers;

(b) Nike Vapor agrees to take Umbro?s reasonable comments on the form and content of the Offer Document into account and to afford Umbro sufficient time to consider the Offer Document in order to give such comments before the Offer Document is posted;

(c) Nike Vapor undertakes that the Takeover Offer shall be conditional on valid acceptances being received in respect of not less than 90 per cent. (or such lesser percentage, being more than 50 per cent., as Nike may decide) of:
(i) the shares to which such offer relates; and (ii) the voting rights normally exercisable at a general meeting of Umbro, including, for this purpose, any such voting rights attaching to Umbro Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise; and

(d) save as otherwise required under the Takeover Code, Nike Vapor shall not dispatch the Offer Document until Umbro has approved it in writing (such approval not to be unreasonably withheld or delayed).

4.4 Should any supplemental circular or announcement be required to be published and/or submitted to the Court in connection with the Acquisition (a ?Supplemental Document?) each party shall provide such cooperation and information (including such information as is necessary for the Supplemental Document to comply with all applicable legal and regulatory provisions) as the other may reasonably request and as may be reasonably necessary to formalise and publish promptly such Supplemental Document.

5.    RECOMMENDATION

5.1 Umbro agrees that, subject to clause 5.2, the Acquisition Document shall incorporate a unanimous and unqualified recommendation from the Directors to vote in favour of the Scheme and the resolutions to be proposed at the Meetings and/or to accept the Takeover Offer (as the case may be) as they shall do in relation to their own holdings of Umbro Shares.

5.2 The Acquisition Document shall not be required to incorporate a recommendation by the Directors, and the Directors shall be entitled to withdraw or modify any recommendation in the Acquisition Document, if and to the extent that the Directors, after taking independent legal advice in relation to their fiduciary duties, consider in good faith that:

(a) to give such recommendation or to fail to withdraw, modify or qualify their recommendation would be a breach of their fiduciary duties to Umbro or a breach of their obligations under the Takeover Code; or

(b) such recommendation needs to be modified in the light of financial advice received which they are required to disclose to Umbro Shareholders under Rule 3.1 of the Takeover Code.

5.3 If the Directors, having taken independent legal advice in relation to their fiduciary duties to Umbro consider in good faith that they would be in breach of their fiduciary duties if they did not adjourn any meeting or hearing or did not delay the filing of any petition or order, Umbro shall not be obliged, to that extent, to proceed with any such step or refrain from taking any step which is inconsistent with the Acquisition.

5.4 By exercising its rights in accordance with this clause 5, Umbro shall not be taken to be in breach of any relevant clause in this Agreement.

6.    COMPETING PROPOSALS

6.1   Umbro agrees that:

(a) if it considers, or if the Directors determine (whether before or after their Press Announcement is made) that any Competing Proposal constitutes a Superior Proposal, it shall, in addition to its obligations pursuant to clause 7.3, confirm to Nike Vapor in writing (a ?Superior Proposal Notice?) as soon as reasonably practical that such Competing Proposal constitutes a Superior Proposal, provide the material details of such Competing Proposal (in particular the offer price contained in the Competing Proposal, the nature of the consideration and the identity of the party making the Superior Proposal) and the reasons that led the Directors to determine that it constitutes a Superior Proposal, and notify Nike Vapor in such notice that it has called for a meeting of the Directors to consider whether or not to recommend the Superior Proposal (whether such recommendation is to be given before or after such Superior Proposal is announced) and of the time and date of such meeting (which shall be no sooner than midday on the fourth Business Day after the Business Day during which (or if not during which, following which) the Superior Proposal Notice was given) (the ?Recommendation Board Meeting?); and

(b) it and the Directors shall not formally recommend any Competing Proposal (whether or not it is a Superior Proposal and whether before or after the Press Announcement is made) or (having received a Competing Proposal) withdraw the Scheme or adjourn any of the Meetings (if applicable), unless so directed by the Court and subject to the Directors fiduciary duties and duties under the Takeover Code, until the first to occur of the Recommendation Board Meeting, in the case of a Superior Competing Proposal, or 5.00 p.m. on the fourth Business Day after the date of the announcement pursuant to Rule 2.5 of a Competing Proposal whether or not it is a Superior Competing Proposal (a ?Competing Announcement?).

6.2   If:

(a) Nike Vapor confirms in writing to Umbro?s Financial Adviser on or before the first to occur of (i) the time which is no later than 5.00 p.m. on the third Business Day after the Business Day during which (or if not during which, following which) the Superior Proposal Notice was given; or (ii) before 12.00 p.m. on the fourth Business Day after the date of the Competing Announcement in relation to the Competing Proposal (whether or not it is a Superior Proposal), that it intends to increase the price to be paid under the Acquisition to an effective price per Umbro Share equal to or greater than provided under the Superior Proposal or Competing Proposal, as the case may be, or make an offer or proposal which in the opinion of Umbro?s Financial Adviser (acting reasonably) both provides equal or superior financial value to Umbro Shareholders in comparison to such Superior Proposal or Competing Proposal and is otherwise on terms which are substantially equivalent to or not materially worse (from the point of view of Umbro Shareholders) than those contained in such Superior Proposal or Competing Proposal (the ?Revised Acquisition?); and

(b)	Nike Vapor confirms in writing to Umbro?s Financial Adviser on or before the first to occur of (i) the time which is no later than the start of the Recommendation Board Meeting, in the case of a Superior Proposal; or (ii) before 5.00 p.m. on the fourth Business Day after the date of a Competing Announcement, that it is ready to announce, or announces, the Revised Acquisition, the Directors shall, provided that doing so would not place them in breach of their fiduciary duties and obligations under the Takeover Code, make a unanimous and unqualified recommendation of the Revised Acquisition to the Umbro Shareholders. Umbro shall notify Nike Vapor of the results of its deliberations within two hours of the completion of the Recommendation Board Meeting (for a Superior Proposal) or by not later than 7.00 p.m. on the fourth Business Day (for a Competing Proposal). If such notice is of a unanimous and unqualified recommendation of the Revised Acquisition, Nike Vapor shall be entitled to refer to such recommendation in its Revised Acquisition announcement referred to in sub-clause (b) and the Directors shall not recommend the Superior Proposal set out in the Superior Proposal Notice or the Competing Proposal set out in the Competing Announcement and, for the avoidance of doubt, subject to the provisions of clause 9, no Inducement Fee will be payable in these circumstances.

6.3   In the event that a ?competitive situation? arises pursuant to Rule
33.5 of the Takeover Code in relation to Nike Vapor and a third party or parties, Umbro, the Directors and Umbro?s Financial Adviser shall involve Nike Vapor in and shall keep Nike Vapor fully informed of any discussions with the Panel.

6.4 If the Panel imposes an auction procedure that would require Umbro to breach its obligations set out in clauses 6.1 and/or 6.2, Nike Vapor and Umbro agree that the relevant provisions of clauses 6.1 and/or 6.2 shall not apply to the extent required to permit Umbro to comply with the auction procedure imposed by the Panel pursuant to Rule 33.5 of the Takeover Code.

7.    CONDUCT OF BUSINESS PENDING COMPLETION OF THE ACQUISITION

7.1 Pending the Acquisition Effective Date or earlier termination of this Agreement, and without prejudice to Rule 21 of the Takeover Code, but subject to the provisions of Clause 8, Umbro shall and shall procure that each member of its Group shall:

(a) carry on its businesses in the ordinary course as conducted prior to the date hereof and, unless fairly disclosed to Nike Vapor or Nike prior to the date of this Agreement or in accordance with the terms of existing arrangements entered into prior to the date of this Agreement or with the consent of Nike Vapor (such consent not to be unreasonably withheld or delayed), shall not undertake any material commitment or enter into or terminate any material contract or acquire or dispose of any material assets, liabilities or businesses in each case otherwise than in the ordinary course of business as conducted prior to the date hereof. For the purposes of this clause 7.1(a), a matter shall be material if it amounts to or exceeds an aggregate amount of (pound sterling) 1,000,000;

(b) disclose to Nike Vapor as soon as reasonably practical any matter of which it is aware which is reasonably likely to constitute a breach of any of the Conditions or results in any event not being satisfied in the timescale now contemplated by the Timetable;

(c) not (without the prior written consent of Nike Vapor, not to be unreasonably withheld or delayed);

(i) change the general terms of employment of its employees or the terms of employment of its directors in any way, other than in the ordinary course of business;

(ii) adopt or amend any employee benefit scheme (including without limitation any scheme having share purchase or share option provisions);

(iii) enter into any arrangements with the trustees of any pension scheme, in which it or any member of its Group participates or pay employer contributions to such scheme other than those employer contributions agreed with the trustees at the date of this Agreement, save as required by law or regulation or the rules of any such scheme;

(iv) recommend, declare, announce, pay or make or propose the recommendation, declaration, payment or making of, any bonus, dividend, or other distribution to its shareholders, other than by wholly owned subsidiaries of Umbro;

(v) except in respect of options granted as at the date of this Agreement under Umbro Share Schemes and save as contemplated pursuant to the Scheme, alter the authorised or allotted or issued share capital of Umbro, nor grant any options or other rights to subscribe for any shares under the Umbro Share Schemes;

(vi) other than as contemplated by clause 7.2 amend the memorandum or articles of association of any member of Umbro?s Group;

(vii) otherwise take any action which it knows would be prejudicial to the successful outcome of the Acquisition or the satisfaction of the Conditions, except (i) in accordance with clause 5.2 or clause 5.3; or (ii) to comply with law or regulation; or (iii) in compliance with written instructions from Nike Vapor;

(viii) to pay, accelerate or otherwise amend the terms of any indebtedness outstanding by members of the Umbro Group otherwise than in the usual course of carrying on its business or cancel any facilities available to Umbro; or

(ix)  agree to do any of the above.

7.2 Umbro undertakes that, except with the prior written consent of Nike Vapor, it will not submit to its shareholders for approval in general meeting any resolution which, if passed, would constitute ?approval? for the purposes of Rule 21.1 of the Takeover Code nor seek consent of the Panel to proceed with any action to which Rule 21.1 of the Takeover Code is applicable without such approval. Umbro shall propose to Umbro Shareholders such changes to Umbro?s articles of association as set out in Schedule 3.

7.3 Subject to the release of the Announcement in accordance with clause 12 and subject to the Acquisition not already having lapsed or been withdrawn or the Conditions to the Acquisition not being incapable of being satisfied (unless waived) in accordance with such Announcement, and without prejudice to any obligation to provide information under Rule 20.2 of the Takeover Code, Umbro hereby undertakes to Nike and Nike Vapor that:

(a) in the period from the date of this Agreement to the Acquisition Effective Date (or, if a Takeover Offer is made, the date on which the Takeover Offer becomes or is declared unconditional in all respects) (the ?Exclusivity Period?) it shall not, and it shall procure that no members of the Umbro Group (or any of its or their respective directors, employees, advisors, agents or representatives) (the ?Connected Persons?) shall, solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Competing Proposal. Umbro hereby undertakes to Nike and Nike Vapor that during the Exclusivity Period, it shall not negotiate with any person with respect to a Competing Proposal unless the Board determines, in good faith, after consultation with external legal advisers, that the failure to negotiate with such third party would be in breach of the fiduciary duties of the Board or their duties under the Takeover Code and Umbro shall promptly inform Nike that it is engaging in such negotiations; and

(b) that, during the Exclusivity Period it shall, as soon as reasonably practicable (and in no event later than 24 hours after Umbro or any Connected Person becomes aware of any such proposal or request for information), notify Nike and Nike Vapor that it or any Connected Person has received or has become aware of any unsolicited Competing Proposal or request for information under Rule 20.2 of the Code, and will disclose to Nike and Nike Vapor any price or price range or the total amount of consideration specified in such Competing Proposal. Umbro shall not provide any information to such person unless Umbro and such person enters into a non-disclosure agreement that is on substantially similar terms to the confidentiality agreement dated 5 October 2007 between Nike and Umbro, and shall provide to Nike Vapor any information that it provides to a third party in connection with any Competing Proposal,

7.4   Umbro confirms and undertakes:

(a) that it is a ?foreign private issuer? as such term is defined under Rule 3b-4(c) under the Exchange Act; and

(b) to use its reasonable efforts to assist Nike Vapor in making a calculation of the percentage of Umbro?s share capital held (beneficially or otherwise) by US holders in accordance with Instruction 2 to Rules 14d-1(c) and (d) under the Exchange Act, including to furnish Nike Vapor, upon the request of Nike Vapor in writing, a copy of Umbro?s Register of Shareholders and, to the extent reasonably available to Umbro, a beneficial ownership analysis to be stated as of (i) the date which is the 30th calendar day prior to the commencement (within the meaning of the Exchange Act) of the tender offer (within the meaning of the Exchange Act) by Nike Vapor for the share capital of Umbro; and (ii) such other dates as may be agreed by Nike Vapor and Umbro.

8.    EMPLOYEE COMPENSATION AND BENEFITS

8.1 Umbro confirms that the Resolutions were duly passed by the Remuneration Committee at a meeting properly convened and held at which a quorum was present throughout and have not been amended or rescinded and are in full force and effect and Nike, Inc. and Nike Vapor confirm that they agree that options under the Umbro LTIP shall be exercisable to the extent set out in the Resolutions.

8.2 Umbro undertakes, subject to clause 8.3, that, unless and until such time as this Agreement is terminated pursuant to clause 10, it will not amend the terms of the Umbro SAYE Scheme, the Umbro LTIP or the Umbro Executive

Bonus Scheme nor introduce or agree to introduce (nor permit any member of the Umbro Group to introduce or agree to introduce) any new or revised share option scheme, incentive scheme or plan or other benefits relating to the employment or termination of employment of any Umbro Group employees, nor exercise or agree to exercise (or permit any member of the Umbro Group to exercise or agree to exercise) any discretion thereunder to waive or modify any performance or other conditions to entitlement under any such schemes or plans (including in particular the performance criteria relating to the Umbro Executive Bonus Scheme), nor to exercise or agree to exercise (or permit any member of the Umbro Group to exercise or agree to exercise) any discretion to increase the awards or amounts payable thereunder for any reason.

8.3 Umbro shall be entitled to pay a bonus under the Umbro Executive Bonus Scheme to such employees as the Board considers appropriate in respect of the calendar year 2007, notwithstanding that the performance criteria may not have been met, provided that the aggregate amount payable under that scheme for the year shall not exceed (pound sterling) 500,000. Umbro undertakes to use its best endeavours to amend the Umbro Executive Bonus Scheme to provide that the scheme will terminate with immediate effect upon Completion.

8.4 Nike Vapor undertakes that, if Completion occurs, it will procure that Umbro implements an employee incentive package in place of the Umbro LTIP, the Umbro SAYE Scheme and the Umbro Executive Bonus Scheme which is consistent with that made available by the Nike Group in respect of its other UK businesses.

8.5 Umbro undertakes that it will implement a new employee retention bonus plan (the ?Retention Plan?) with the following attributes.

(a) The purpose of the Retention Plan shall be to incentivise certain existing employees of the Umbro Group to remain employed by the Umbro Group.

(b) The maximum aggregate amount available for disbursement under the New Bonus Scheme shall be (pound sterling) 2.2 million.

(c) The Retention Plan shall be operated by a committee (the ?Committee?) which shall comprise two members nominated by the Chairman of the Board and two members nominated by the Chairman of the Board of Vapor. No action shall be taken in respect of the Retention Plan without the consent of the Committee. The quorum for the transaction of business by the Committee shall be two persons, one of whom shall be a member nominated by the Chairman of the Board and one of whom shall be a member nominated by the Chairman of the Board of Vapor.

(d) The Committee shall have discretion to decide which of the existing employees of the Umbro Group shall be eligible for a retention bonus and in respect of what amounts.

(e) The amount available for payment under the Retention Plan to an employee will be payable in three equal instalments payable on Completion, on the date falling six months following Completion and on the date falling 12 months after Completion.

(f) No employee shall be entitled to receive an instalment of his or her bonus unless he or she remains employed by the Umbro Group on the date on which the payment falls due, and is not under notice of termination of employment as at that date (whether such notice is given by the employee or the relevant member of the Umbro Group). Notwithstanding the above, an employee or, as the case may be, his or her personal representatives, shall be entitled to receive one or more instalments under the Retention Plan if he or she is not employed by the Umbro Group, or is under notice of termination of employment, at the relevant date as a result of:

(i)   death;

(ii)  long term disability;

(iii) termination of his or her employment by a member of the Umbro Group in breach of the terms of his or her employment contract; or

(iv)  redundancy.

(g) Umbro and Nike Vapor will jointly agree all employee announcements in relation to the proposed Acquisition and, in particular, the Retention Plan and will use their respective reasonable endeavours to put contractual arrangements into place with relevant employees of the Umbro Group as soon as reasonably possible following the release of the Press Announcement to reflect the terms of this clause 8.5.

9.    INDUCEMENT FEE

9.1 As an inducement for Nike Vapor agreeing to the release of the Press Announcement and for the occurrence of an Inducement Fee Payment Event (as defined below), Umbro undertakes to pay to Nike Vapor (or to such other person as Nike Vapor may direct) an amount equal to 1 per cent. of the value of the aggregate consideration payable under the Acquisition calculated by reference to (1) the price per Umbro Share set out in the Press Announcement (or, if the price per Umbro Share is revised, the price per Umbro Share last offered by Nike Vapor) and (2) the fully diluted equity share capital of Umbro (the ?Inducement Fee?). The Inducement Fee shall be inclusive of any irrecoverable VAT thereon. An Inducement Fee Payment Event shall be if Nike Vapor makes a Press Announcement in accordance with Rule 2.5 of the Takeover Code, which is recommended by the Board, and:

(a) prior to the Scheme or, as the case may be, Takeover Offer lapsing or being withdrawn a Competing Proposal is announced (whether or not on a pre-conditional basis and whether pursuant to Rule 2.4 of the Takeover Code, Rule
2.5 of the Takeover Code or otherwise), and the Acquisition does not become effective or, if implemented by way of Takeover Offer, does not become or is not declared unconditional in all respects and such Competing Proposal or any other Competing Proposal becomes effective or unconditional in all respects or is otherwise completed within 12 months of the Scheme or, as the case may be, Takeover Offer, lapsing or being withdrawn; or

(b) the Scheme Document does not contain the unanimous and unqualified recommendation of the Board to vote in favour of the Scheme and the resolutions to be proposed at the meetings or, if Nike elects to implement the Acquisition by way of the Takeover Offer, the Offer Document does not contain the unanimous and unqualified recommendation of the Board to accept such offer (in each case as set out in clause 5.1), and the Acquisition does not become effective or, if implemented by way of a Takeover Offer, does not become or is not declared unconditional in all respects; or

(c) before the Acquisition lapses or is withdrawn one or more of the Board withdraws, qualifies or adversely modifies their recommendation of the Acquisition and the Acquisition does not become effective or, if implemented by way of a Takeover Offer, does not become or is not declared unconditional in all respects; or

(d) the Acquisition is to be implemented by way of a Scheme and Umbro is in material breach of its obligations under clause 2.3 or clause 3.3 (except 3.3
(a), (h), (i), (k), (n) and (o))

9.2 On the occurrence of an Inducement Fee Payment Event, Umbro shall pay the Inducement Fee no later than five Business Days after the date on which Nike Vapor delivers a notice to Umbro requiring payment of the Inducement Fee.

9.3 The parties shall use all reasonable endeavours to ensure that the sum payable under clause 9.1 will not be subject to VAT. However, if it is determined that all or part of such payment constitutes the consideration for a supply made for VAT purposes:

(a) if the Inducement Fee is a consideration for a taxable supply in respect to which the recipient of the Inducement Fee (or the representative member of the Group of which the recipient of the Inducement Fee is a member) is liable to account for VAT, to the extent that such VAT is recoverable by Umbro (or the representative member of the Group of which Umbro is a member) by repayment or credit, the amount of the recoverable VAT shall be paid in addition to the Inducement Fee; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by Umbro (or the representative member of the Group of which Umbro is a member) then no additional amount shall to that extent be paid in respect of such VAT and the Inducement Fee shall, to that extent, be VAT inclusive; and

(b) if VAT is due from Umbro (or the representative member of the Group of which Umbro is a member) under the reverse charge mechanism, to the extent that any VAT chargeable on the supply is not recoverable by Umbro (or the representative member of the Group of which Umbro is a member) by repayment or credit, the amount of the Inducement Fee shall be reduced to such amount so that the aggregate of the Inducement Fee and such irrecoverable reverse charge VAT equals the amount of the Inducement Fee had no such irrecoverable reverse charge VAT arisen.

9.4 Such adjusting payment as may be required between the parties to give effect to clause 9.3 shall be made five Business Days after the date on which it is determined that the Inducement Fee constitutes the consideration for a supply made for VAT purposes (together with such evidence of it as is reasonable in the circumstances to provide and, where clause 9.3(a) applies, together with the provision of a valid VAT invoice) or, if later, (in the case of clause 9.3(a)) five Business Days after the VAT is recovered or (in the case of clause 9.3(b)) five Business Days after the VAT is required to be accounted for.

9.5 Umbro shall (or shall procure that the representative member of the VAT Group of which Umbro is a member) use its reasonable endeavours to obtain any available repayment or credit in respect of VAT (as referred to in this clause 9) and for the purposes of this clause 9 the extent of such repayment or credit shall be determined by Umbro or the relevant representative member of the VAT Group, acting reasonably.

9.6 Nothing in this Agreement shall oblige Umbro to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Takeover Code, or which causes the transaction to be a Class 1 transaction under Rule
10.2.7 of the Listing Rules.

9.7 Subject to clause 10.1, without prejudice to Nike Vapor?s obligations under the Code, if any of the circumstances in clause 9.1 occurs, Nike Vapor shall be immediately released from its obligations under this Agreement and Umbro shall be immediately released from its obligations under this Agreement (other than in respect of the Inducement Fee).

10.    TERMINATION

10.1 This Agreement shall be terminated (and, subject to clause 10.2, all obligations of Nike Vapor, Nike and Umbro under this Agreement shall cease) upon the earliest to occur of:

(a) agreement in writing between Nike Vapor and Umbro at any time prior to the Acquisition Effective Date;

(b)    other than where Nike Vapor elects in accordance with clause 3.5 or
3.7 to implement the Acquisition by way of the Takeover Offer, the Scheme not being sanctioned by the Scheme Shareholders at the Court Meeting or any of the resolutions to be proposed at the General Meeting, and which are set out in the notice of that meeting, not being so approved at the General Meeting and no notice having been delivered within the time period specified under clause 3.7. For the avoidance of doubt, if either of the Meetings is adjourned, the date that a particular resolution is put to shareholders will, for all purposes, be the date of the reconvened meeting at which the vote on that resolution is actually held;

(c)    immediately upon Clause 9.7 becoming effective;

(d) save as the parties may agree in writing, the date which is 180 days after the Scheme Circular is posted if the Acquisition Effective Date has not occurred on or before that date; or

(e) the Acquisition lapsing or being withdrawn in accordance with the Takeover Code (whether because any Condition is invoked or otherwise).

10.2 Termination of this Agreement shall be without prejudice to the rights of any of the parties which have arisen on or prior to the termination including (without limitation) any claim in respect of a breach of this Agreement. Clauses 1, 9 (including clause 9.1 notwithstanding termination pursuant to clause 10.1(d)), 13 to 25 shall survive the termination of this Agreement.

11.    CONFIRMATIONS

Each Party confirms to the others than it is not aware of (and undertakes to notify the other parties as soon as reasonably practicable after it becomes aware of) any act, matter or thing which would or is reasonably likely to cause any of the Conditions not to be satisfied in a manner which is material in the context of the Acquisition or which would prevent it acting in accordance with the Announcement or its obligations under this Agreement.

12.    ANNOUNCEMENT

Immediately following the execution of this Agreement (or, if later, the termination of any escrow period following such execution), Nike Vapor and Umbro shall procure the release of the Press Announcement and the obligations of the parties under this Agreement, other than in respect of this clause 12 shall be conditional on such release.

13.    FURTHER ANNOUNCEMENTS

13.1 Subject to clause 13.2, prior to satisfaction or waiver (as the case may be) of the Conditions, except as may be otherwise agreed by Nike Vapor and Umbro, no announcement or statement shall be made regarding the Acquisition except on a joint basis or on terms agreed in advance by Nike Vapor and Umbro.

13.2 The restriction in clause 13.1 shall not apply to any announcement or statements required by applicable law, regulation, court order, Relevant Authority, or the rules of any stock exchange provided that the party required to make such an announcement or statement will, if practical, consult with the other party as to the content and timing of such announcement or statement and the extent of the required disclosure.

14.    CONFIDENTIALITY

For the avoidance of doubt, termination of this agreement shall be without prejudice to the confidentiality agreement dated 5 October 2007 between Nike and Umbro, which shall continue in full force and effect notwithstanding such termination.

15.    COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

16.    VARIATION, WAIVER AND CONSENT

16.1   Variation/waiver to be in writing

No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

16.2   Variation/waiver shall not affect other rights

Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

16.3    Consent to be in writing

Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

17.    RIGHTS AND REMEDIES CUMULATIVE

17.1   Enforcement of rights

No failure or delay by any party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by any party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

17.2   Remedies cumulative

The rights, powers and remedies provided by this Agreement are cumulative and are in addition to any rights, powers and remedies provided by law.

18.    ENTIRE AGREEMENT

18.1   Entire agreement

Subject to any terms implied by law, this Agreement and the confidentiality agreement between Nike and Umbro dated 5 October 2007 together represent the whole and only agreement between the parties in relation to the Acquisition and supersede any previous agreement (whether written or oral) between any of the parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

19.    NOTICES

19.1 Save as otherwise provided in this Agreement, any notice, demand or other communication (?Notice?) to be given by any party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 19.2, or delivering it by hand to the address set out in clause 19.2 and in each case marked for the attention of the relevant party set out in clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 19). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)    if sent by fax, at the time of transmission; or

(b)    in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the following Business Day.
References to time in this clause 19 are to local time in the country of the addressee.

19.2   The addresses and fax numbers of the parties for the purpose of clause
19.1 are as follows:

(a)   Umbro

Address:  Umbro House, Lakeside, Cheadle, Cheshire, SK8 3GQ

Fax:  +44 161 492 2113

For the attention of:  the Company Secretary

(b)   Nike Vapor

Address:  One Bowerman Drive, Beaverton, Oregon 97005-6453

Fax:  +1 503 671 6455

For the attention of:  John Coburn

with a copy (which shall not in itself constitute a Notice) to:

Nike European Operations Netherlands BV
Address:  Colosseum 1, 1213 NL Hilversum, The Netherlands

Fax:  +31 35 626 6340

For the attention of:  Colin Graham

(c)   Nike

Address:  One Bowerman Drive, Beaverton, Oregon 97005-6453

Fax:  +1 503 671 6455

For the attention of:  John Coburn
with a copy (which shall not in itself constitute a Notice) to:

Nike European Operations Netherlands BV
Address:  Colosseum 1, 1213 NL Hilversum, The Netherlands

Fax:  +31 35 626 6340

For the attention of:  Colin Graham

19.3 A party may notify all other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 19, provided that such notice shall only be effective on:

(a) the date specified in the notification as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

19.4 In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

20.    SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

21.    COSTS

Without prejudice to its other rights pursuant to this Agreement (or any relation to a breach by either party of the terms of this Agreement), each party shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with negotiation, preparation, execution and implementation of this Agreement and the Acquisition.

22.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

23.    TIME OF THE ESSENCE

In respect of clauses 6 and 9.2 (but not in respect of the other clauses of this Agreement), time shall be of the essence of this Agreement, both as regards times, dates and periods specified in the agreement and as to any times, dates or periods that may by agreement between the parties be substituted for any of them.

24.    ASSIGNMENT

None of the parties to this Agreement may assign this Agreement or any of its rights hereunder without the prior written consent of the other parties (not to be unreasonably withheld or delayed). Any purported assignment in breach of this clause shall not confer any rights on the purported assignee.

25.    DISPUTES

25.1   Governing Law

The construction, validity and performance of this Agreement shall be governed by the laws of England.

25.2   Jurisdiction

Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date set out on the first page of this document.

SIGNED by                        )
duly authorised for and on behalf)
of UMBRO PLC                     )




SIGNED by                        )
duly authorised for and on behalf)
of NIKE VAPOR LIMITED            )




SIGNED by                        )
duly authorised for and on behalf)
of NIKE, INC.                    )

                               SCHEDULE 1
                      Form of Press Announcement

                                SCHEDULE 2
                          Indicative Timetable

                                SCHEDULE 3
                    Form of General Meeting Resolutions


The following are draft resolutions to be proposed, substantially in the form in which they appear below, subject to such modification, addition or condition agreed between Umbro, Nike and Nike Vapor, at the General Meeting:

SPECIAL RESOLUTION

THAT: for the purpose of giving effect to the scheme of arrangement dated [?] 2007 between the Company and the holders of the Scheme Shares (as defined in the said scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the Chairman hereof, in its original form or subject to such modification, addition or condition agreed between the Company, Nike, Inc. and Nike Vapor Ltd and approved or imposed by the Court (the ??Scheme??):

(a) the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(b) the share capital of the Company be reduced by cancelling and extinguishing all of the Scheme Shares (as defined in the Scheme);

(c) subject to and forthwith upon the reduction of share capital referred to in paragraph (b) above taking effect and notwithstanding anything to the contrary in the articles of association of the Company:

(i) the share capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 1 pence each as shall be equal to the aggregate number of Scheme Shares cancelled pursuant to paragraph (b) above;

(ii) the reserve arising in the books of account of the Company as a result of the reduction of share capital referred to in paragraph (b) above be capitalised and applied in paying up in full at par all of the new ordinary shares created pursuant to paragraph (c)(i) above, which shall be allotted and issued, credited as fully paid, to Nike Vapor Ltd and/or its nominee(s) in accordance with the Scheme; and

(iii) conditional upon the Scheme becoming effective, the directors of the Company be and they are hereby generally and unconditionally authorised for the purposes of section 80 of the Companies Act 1985 to allot the new ordinary shares referred to in paragraph (c)(i) above, provided that: (1) the maximum aggregate nominal amount of relevant securities that may be allotted under this authority shall be the aggregate nominal amount of the said new ordinary shares created pursuant to sub-paragraph (c)(i) above; (2) this authority shall expire (unless previously revoked, varied or renewed) on [31 August] 2008; and (3) this authority shall be in addition, and without prejudice, to any other authority under the said section 80 previously granted and in force on the date on which this resolution is passed; and

(d) with effect from the passing of this resolution, the articles of association of the Company be amended by including the following new article after article [?] (and amending the remainder of the articles and any cross-references thereto accordingly):

??[?] Scheme of Arrangement

(A) In this Article [?] references to the ??Scheme?? are to the scheme of arrangement dated [?] 2007 under section 425 of the Companies Act 1985 between the Company and the holders of Scheme Shares (as defined in the Scheme) as it may be modified or amended in accordance with its terms, and expressions defined in the Scheme will have the same meanings in this Article.

(B) Notwithstanding any other provision of these Articles, if any ordinary shares are issued to any person (the ??New Member??) after the Scheme Record Time, such New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) will, provided the Scheme has become effective, be obliged to transfer all the ordinary shares held by the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) (the ??Disposal Shares??) to Nike Vapor Ltd (or as Nike Vapor Ltd may otherwise direct) (the ??Purchaser??) who shall be obliged to acquire all of the Disposal Shares. The consideration payable by the Purchaser shall be [?] pence in cash for each Disposal Share transferred to it (or such lesser or greater amount as may be payable under the Scheme if modified in accordance with its terms).

(C) On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the consideration per Disposal Share to be paid under Article [?](B) shall be adjusted by the directors in such manner as an independent investment bank selected by the Company may determine to be fair and reasonable to the New Member to reflect such reorganisation or alteration. References in this Article to ordinary shares shall, following such adjustment, be construed accordingly.

(D) Any New Member may, prior to the issue or transfer of any Disposal Shares to him or her under one of the Company?s employee share schemes, give no less than [two] Business Day?s written notice to the Company of his or her intention to transfer some or all of such Disposal Shares to his or her spouse or civil partner and may, if such notice has been validly given, on such Disposal Shares being issued to him or her immediately transfer to his or her spouse or civil partner any such Disposal Shares, provided that such Disposal Shares will then be immediately transferred from that spouse or civil partner to Nike Vapor Ltd pursuant to Article [?](B) above as if the spouse or civil partner were the relevant New Member.

(E) To give effect to any transfer required by Article [?](B) above, the Company may appoint any person as attorney for the New Member to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) in favour of the Purchaser and do all such other things and execute and deliver all such documents as may in the opinion of the attorney be necessary or desirable to vest the Disposal Shares in the Purchaser and pending such vesting to exercise all such rights to the Disposal Shares as the Purchaser may direct. If an attorney is so approved, the New Member shall not thereafter (except to the extent that the attorney fails to act in accordance with the directions of the Purchaser) be entitled to exercise any rights attaching to the Disposal Shares unless so agreed by the Purchaser. The Company may give good receipt for the purchase price of the Disposal Shares and may register the Purchaser as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for any Disposal Shares. The Purchaser shall send a cheque drawn on a UK clearing bank in favour of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) for the purchase price of such Disposal Shares within 14 days of the date on which the Disposal Shares are issued to the New Member.

(F) if the Scheme shall not have become effective by the date referred to in clause 5 of the Scheme, (or such later date, if any, as Nike Vapor Ltd and the Company may agree and the Court may allow) this Article [?] shall be of no effect.

(G) Notwithstanding any other provision of the Articles, both the Company and the Directors shall refuse to register the transfer of any Scheme Shares effected between the Scheme Record Time and the Effective Date.??

                               SCHEDULE 4

                            The Resolutions

RESOLVED that, subject to Umbro plc, Nike Vapor and Nike, Inc. entering into the proposed Implementation Agreement regarding an offer for the entire issued and to be issued share capital of Umbro plc, the Remuneration Committee will not use its discretion under the rules of the Umbro Long Term Incentive Plan 2004 (the ?Plan?) or any other such discretion it may have under any other Plan documents to waive, vary or substitute the performance conditions or such other conditions of exercise to which any outstanding awards made under the Plan are subject.

RESOLVED that the Remuneration Committee will reconsider the exercise of its discretion only if the Implementation Agreement terminates.

RESOLVED that, subject to the Acquisition (as defined in the Implementation Agreement) being successfully completed the performance targets for options granted under the Plan are satisfied as follows:

                     2005         grant            0
                     2006         grant           40%
                     2007         grant          100%

and that the schedule attached as Appendix 1 be and is hereby approved.

                                APPENDIX 1


Amounts to be Paid Out under the Umbro Long Term Incentive Plan 2004